Schering AG raises dividend by 12 per cent

Berlin, April 10, 2003 - Schering AG, Germany (FSE: SCH, NYSE: SHR) announced today that the shareholders at the company's Annual General Meeting agreed to the proposal to increase the dividend payment to EUR 0.93 per share. This represents an increase of 12 per cent over the previous year's dividend of EUR 0.83 per share and underlines the company's dividend policy, which is oriented on the operating profit. In total, the dividend payment for the fiscal year 2002 equals EUR 180.42 million.

"With the increase of the dividend by 12 per cent, we are enabling our shareholders to participate in our company's success yet again," said Dr. Hubertus Erlen, CEO and Chairman of the Executive Board of Schering AG. "Key drivers for the continuation on our path for growth include our successful products Yasmin(R), Betaferon(R) and Mirena(R) with expected double-digit growth in 2003."

Schering AG will publish the Interim Report for the first three months of 2003 on April 30, 2003.

END

Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology&Andrology, Diagnostics&Radiopharmaceuticals, Dermatology as well as Specialized Therapeutics for disabling diseases in the fields of the central nervous system, oncology and cardiovascular system. As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work

This press release has been published by Corporate Communication of Schering AG, Berlin, Germany.

Your contacts at Corporate Communication:
Business: Oliver Renner , T: +49-30-468 124 31, oliver.renner@schering.de
Business: Dr Friedrich von Heyl, T: +49-30-468 152 96;
friedrich.vonheyl@schering.de
Investor Relations: Peter Vogt, T: +49-30-468 128 38;
peter.vogt@schering.de

Your contacts in the US:
Media Relations: Jane Kramer, T: +1-973-487 2246, jane_kramer@berlex.com Investor Relations: Joanne Marion, T: +1-973-487 2164, joanne_marion@berlex.com

Find additional information and the text of the speech of the CEO at the AGM at: www.schering.de/eng


Schering AG: Dr. Joerg Spiekerkoetter appointed Chief Financial Officer

Berlin, April 10, 2003 - Schering AG, Germany (FSE: SCH, NYSE: SHR) announced today that Dr. Joerg Spiekerkoetter will take over responsibility for Finance and Administration within the Executive Board effective at the end of today's Annual General Meeting. Dr. Spiekerkoetter will continue to be responsible for Human Resources.

Dr. Spiekerkoetter succeeds Professor Klaus Pohle, who retires from the Executive Board where he has held the position of Chief Financial Officer since 1981.

Additional information
Dr. Joerg Spiekerkoetter (born 1958) joined Schering AG in 1999 as Head of Finance. In April 2002 he was appointed deputy Member of the Executive Board where he assumed responsibility for Human Resources.

END

Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology&Andrology, Diagnostics&Radiopharmaceuticals, Dermatology as well as Specialized Therapeutics for disabling diseases in the fields of the central nervous system, oncology and cardiovascular system. As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work

This press release has been published by Corporate Communication of Schering AG, Berlin, Germany.

Your contacts at Corporate Communication:
Business: Oliver Renner , T: +49-30-468 124 31, oliver.renner@schering.de
Business: Dr Friedrich von Heyl, T: +49-30-468 152 96;
friedrich.vonheyl@schering.de
Investor Relations: Peter Vogt, T: +49-30-468 128 38;
peter.vogt@schering.de

Your contacts in the US:
Media Relations: Jane Kramer, T: +1-973-487 2246, jane_kramer@berlex.com Investor Relations: Joanne Marion, T: +1-973-487 2164, joanne_marion@berlex.com


Find additional information and the text of the speech of the CEO at the AGM at: www.schering.de/eng